Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB NAMES ROBERT W. EDDY EVP & CFO

AND CORNEL CATUNA EVP OF CLUB OPERATIONS,

EFFECTIVE JANUARY 30, 2011

NATICK, MA – January 5, 2011 – BJ’s Wholesale Club, Inc. (NYSE:BJ) announced today that Robert W. Eddy, BJ’s Senior Vice President, Director of Finance, has been named Executive Vice President and Chief Financial Officer and Cornel Catuna, BJ’s Senior Vice President of Field Operations, has been named Executive Vice President of Club Operations. These management changes will be effective on January 30, 2011.

The Company also announced the retirements, effective January 29, 2011, of Frank Forward, Executive Vice President and Chief Financial Officer, and Thomas F. Gallagher, Executive Vice President of Club Operations. Mr. Forward’s retirement is a planned transition that has been under discussion since 2007, when Mr. Eddy joined the Company to help manage the Finance Division. Thomas Gallagher has decided to retire for health reasons.

Laura Sen, President and CEO of BJ’s Wholesale Club, said, “Frank and Tom have made many important contributions to BJ’s and we truly appreciate their years of service. Thanks to their ability to recruit and mentor successors, they have built strong organizations with exceptional leaders in Bob Eddy and Cornel Catuna.”

Prior to joining BJ’s, Robert Eddy was a member of the audit and business advisory practice of PricewaterhouseCoopers LLP in Boston and San Francisco, serving multinational retail and consumer products companies, including BJ’s Wholesale Club, Levi Strauss & Co. and Fortune Brands. Mr. Eddy is a member of the Financial Executives Council of the National Retail Federation and a member of the Board of Overseers of Children’s Hospital Boston.

Before joining BJ’s in 2007, Cornel Catuna was Divisional Vice President of Operations at Helzberg Diamonds, Inc., a Berkshire Hathaway Company. He joined Helzberg from House2Home, where he was Vice President of Operations. Mr. Catuna’s previous retail experience includes positions with Lowe’s Companies, Inc. and May Department Stores.

Frank Forward has been with BJ’s since the Company’s founding in 1984 and became CFO in 1997. Following his retirement from the Company, Mr. Forward will continue to provide advice and counsel to senior management as a consultant.

Tom Gallagher began his career with BJ’s in 1991 as a regional manager, advancing through positions of increasing responsibility in operations, both at BJ’s and at House2Home. He has been EVP of Club Operations at BJ’s since 2007.

-More-

BJ’s Wholesale Club

January 5, 2011

Other Press Releases Issued Today

In separate press releases issued today, the Company announced strategic actions to optimize performance and December 2010 sales results. Both of these press releases are available at www.bjsinvestor.com.

About BJ’s Wholesale Club, Inc.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s Wholesale Club operates 194 warehouse clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

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